Exhibit 99.1

NEWS RELEASE

DATE: September 5, 2014	CONTACTS:	Lance Tanaka (808) 265-9690 (cell) lance.tanaka@ppetrol.com Nathan Hokama (808) 226-7470 nhokama@scsolutions-hi.com

FOR IMMEDIATE RELEASE

Par Petroleum Corporation Announces

Transition in Leadership at Hawaii Independent Energy

HONOLULU, HAWAII – Will Monteleone, president and chief executive officer of Par Petroleum Corporation (NYSE MKT: PARR) announced a transition in senior leadership in Hawaii. Bill Haywood, chief executive officer of Hawaii Independent Energy, LLC, is stepping down, effective today. Kapolei Refinery Vice President Tom Weber will remain the refinery manager and assume the responsibilities of Mr. Haywood.

“I want to thank Bill for his valuable contributions. He and the team have forged Hawaii Independent Energy into a major competitor in the Hawaii market within a relatively short period of time,” said Mr. Monteleone. “Under Bill’s stewardship, we restarted the Kapolei refinery and stabilized operations there, retained key personnel, and are now positioned for success,” Mr. Monteleone added.

Mr. Haywood was appointed CEO of Hawaii Independent Energy about a year ago following 35 years of experience being in CEO and executive management roles with domestic and international energy, refining and biofuels enterprises. As the former senior vice president of refining for Tesoro Corporation, he was well acquainted with the employees and operations in Hawaii.

Par Petroleum Announces Transition in

Leadership at Hawaii Independent Energy

September 5, 2014

“When HIE began its journey last September, I was tasked with getting this newly acquired business up and running,” Mr. Haywood noted. “Since then, the Hawaii ‘ohana has made tremendous strides toward establishing HIE as the leading provider of liquid fuels in Hawaii. I’m confident that I am leaving the company’s future is good hands.”

Tom Weber has served as the manager of the Kapolei facility since February 2011 and oversees all aspects of the 94,000-barrel-per-day refinery, the larger of two petroleum refineries in the state. Mr. Weber has extensive technical and operations experience in the refining industry. He previously served as vice president – Kapolei Refinery when Tesoro Corporation operated the refinery. Prior to joining Tesoro, Mr. Weber worked at Texaco’s Los Angeles refinery starting in 1997, where he held a number of key leadership positions, including technical group leader, chief process engineer, and major project technical manager. The Texaco refinery was eventually acquired by Shell, and Tesoro Corporation acquired the Shell refinery in Los Angeles in 2007. He holds a Bachelor of Science degree in chemical engineering from the Georgia Institute of Technology.

#    #    #    #

About Par Petroleum Corporation

Par Petroleum Corporation is a Houston-based company that manages and maintains interests in a variety of energy-related assets. Par is a growth company that looks for acquisitions with strong fundamentals and employees who can move the business forward.

Par, through its subsidiaries, owns and operates a 94,000 bpd refinery located in Hawaii on the island of Oahu. This refinery, together with substantial storage capacity, a 27-mile pipeline system, terminals, and retail outlets, provides a substantial portion of the energy demands of Hawaii.

Par Petroleum Announces Transition in

Leadership at Hawaii Independent Energy

September 5, 2014

Par’s largest oil and gas asset is its investment in Piceance Energy, LLC, which owns and operates natural gas reserves located in the Piceance Basin of Colorado.

Par also markets, transports and distributes crude petroleum-based energy products. With significant logistics capability on key pipeline systems, a rail car fleet, and a fleet of chartered barge tows, Par believes it has a competitive advantage in moving crude oil efficiently from land locked locations in the Western U.S. and Canada to the refining hubs in the Midwest, the Gulf Coast, and the East Coast.

Par’s charter contains restrictions that prohibit parties from acquiring 5% or more of Par’s common stock without the company’s prior consent.

About Hawaii Independent Energy

Hawaii Independent Energy is the leading provider of transportation fuels in the Islands. Altogether, there are more than 500 local employees that make and distribute refined petroleum products such as gasoline, diesel, marine fuel, and fuel oil to meet Hawaii’s energy needs. Hawaii Independent Energy’s refinery in Kapolei is the larger of the state’s two oil refineries. Hawaii Independent Energy supplies 31 Tesoro-branded retail stations on Oahu, Maui and the Big Island.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our ability to successfully complete the pending acquisition of Mid Pac, integrate it into our operations and realize the anticipated benefits from the acquisition; our ability to identify all potential risks and liabilities in our due diligence of Mid Pac and its business; any unexpected costs or delays in connection with the pending acquisition of Mid Pac; risks associated with the integration of HIE; the volatility of crude oil and refined product prices; uncertainties inherent in estimating oil, natural gas and NGL reserves; environmental risks; and risks of political or regulatory changes. Although the company believes that in making such forward-looking statements its expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. The company cannot assure that the assumptions upon which these statements are based will prove to have been correct. Important risk factors that may affect the company’s business, results of operations and financial position are discussed in its most recently filed Annual Report on Form 10-K, as amended, recent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K and other SEC filings.